Exhibit 1

Pearl Diver Credit Company Inc.

Lock-Up Agreement

July 12, 2024

Kingswood Capital Partners, LLC

126 East 56th Street, Suite 22S

New York, New York 10022

Re:	Pearl Diver Credit Company Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as Representative (the “Representative”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Pearl Diver Credit Company Inc., a Delaware corporation (the “Company”), providing for a public offering of the Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus used to sell the Shares (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the undersigned or (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale or disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Common Stock of the Company or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, disposition or transfer of economic consequences as described in this clause (ii), “Prohibited Activity”). The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that is designed to or which reasonably could be expected to lead to or result in any Prohibited Activity during the Lock-Up Period. For the avoidance of doubt, the undersigned agrees that the foregoing provisions shall be equally applicable to any issuer-directed or other Shares the undersigned may purchase in the offering.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of Common Stock of the Company or Derivative Instruments (i) as a bona fide gift or gifts, (ii) as donations to charitable organizations, (iii) as a result of the operation of law, such as estate, other testamentary document or intestate successions, (iv) to any immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (v) if such shares of Common Stock of the Company or Derivative Instruments were acquired in open market transactions or acquired from the Company under its dividend reinvestment plan after the completion of the public offering, and (vi) with the prior written consent of the Representative on behalf of the Underwriters; provided that in the case of any transfer pursuant to clauses (i) through (v), (1) each donee, transferee or distributee agrees to be bound in writing by the restrictions set forth herein, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i) through (vi) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s shares of Common Stock of the Company, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock of the Company except in compliance with the foregoing restrictions. Furthermore, the undersigned may, if permitted by the Company, establish a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that the establishment of such plan does not give rise to any filing or public announcement and that no sales or other Transfers occur under such plan during the Lock-Up Period referred to above.

The undersigned understands that, if (i) prior to entering into the Underwriting Agreement, the Company notifies the Representative in writing that the Company does not intend to proceed with the Public Offering and files an application to withdraw the registration statement related to the offering; or (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from, all obligations under this Letter Agreement. The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Authorized Signature

Name and Title